Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

HARROW, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.001 per share (“Common Stock”)	Rule 457(c) and Rule 457(h)	3,950,000	$30.795	$121,640,250	0.00015310	$18,623.12
Total Offering Amounts					$121,640,250		$18,623.12
Total Fee Offsets							-
Net Fee Due							$18,623.12

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the Harrow, Inc. 2025 Incentive Stock and Awards Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by us that results in an increase in the number of shares of our outstanding common stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sale prices per share of Common Stock, as reported on The NASDAQ Global Market on June 17, 2025 (which is within five business days prior to the date of filing of this Registration Statement).

(3)	Calculated at a rate of $153.10 per $1,000,000 of the proposed maximum aggregate offering price.